UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2016

Strategic Realty Trust, Inc.

(Exact name of Registrant specified in its Charter)

Maryland	000-54376	90-0413866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

400 South El Camino Real, Suite 1100

San Mateo, California, 94402

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 343-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 14, 2016, Strategic Realty Trust, Inc. (the “Company”), through an indirect subsidiary, purchased two retail properties located in San Francisco, California (the “San Francisco Properties”) from each of Octavia Gateway Holdings, LLC and Grove Street Hayes Valley, LLC, each a Delaware limited liability company and each a subsidiary of DDG Partners LLC. The sellers are not affiliated with the Company or its external advisor. The San Francisco Properties encompass four retail condominiums with an aggregate of 5,640 square feet of retail space. The aggregate purchase price of the San Francisco Properties was approximately $5.6 million subject to customary closing costs and proration adjustments. The Company funded the purchase price using borrowings under its Credit Facility (as defined below).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

On August 4, 2014, the Company entered into an Amended and Restated Revolving Credit Facility with KeyBank to establish a revolving credit facility (the “Credit Facility”) with an initial maximum aggregate commitment of $30,000,000 (the “Facility Amount”). On June 9, 2016, the Company drew approximately $7.5 million under the Credit Facility, approximately $5.3 million of which was used to fund the purchase of the San Francisco Properties. Following such draw, the total amount of borrowings outstanding under the Credit Facility was approximately $10.5 million.

Subject to certain terms and conditions contained in the loan documents, the Company may request that the Facility Amount be increased to a maximum of $60,000,000. The Credit Facility matures on August 4, 2017. The Company has the right to prepay the Credit Facility in whole at any time or in part from time to time, subject to the payment of certain expenses, costs or liabilities potentially incurred by the lenders as a result of the prepayment and subject to certain other conditions contained in the loan documents. The Credit Facility is secured by Pinehurst Square East, Topaz Marketplace and the San Francisco Properties.

Each loan made pursuant to the Credit Facility will be either a LIBOR rate loan or a base rate loan, at the election of the Company, plus an applicable margin, as defined. Monthly payments are interest only with the entire principal balance and all outstanding interest due at maturity. The Company will pay KeyBank an unused commitment fee, quarterly in arrears, which will accrue at 0.30% per annum if the usage under the Credit Facility is less than or equal to 50% of the Facility Amount, and 0.20% per annum if the usage under the Credit Facility is greater than 50% of the Facility Amount.

The Company is providing a guaranty of all of its obligations under the Credit Facility and all other loan documents in connection with the Credit Facility.

Item 8.01. Other Events.

On June 15, 2016, the Company convened its 2016 annual meeting of stockholders. The number of shares present in person or by proxy was insufficient to establish a quorum for transacting business at the meeting. As a result, no matters were submitted to a vote of stockholders. In accordance with the Company’s bylaws, the chairman of the meeting announced that the meeting would be adjourned until 10:00 am Pacific Time on July 18, 2016 at the Marriott Hotel, 1770 South Amphlett Boulevard, San Mateo, California 94402 to give stockholders additional time to return their proxies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC REALTY TRUST, INC.

Dated: June 16, 2016	By:	/s/ Andrew Batinovich
Andrew Batinovich
Chief Executive Officer